SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 12, 2004

Games, Inc.

(Exact name of Registrant as specified in its Charter)

Delaware	000-33345	75-2926440
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

425 Walnut Street, Suite 2300, Cincinnati, Ohio

45202

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code:  (513) 381-0777

N/A

(Former name or former address, if changed since last report)

ITEM 5. Other Events and Regulation FD Disclosure

On April 12, 2004, The Economics Center for Research and Economics at the University of Cincinnati, author of many well-regarded local and regional economic studies over the past 15 years, has published an independently researched study quantifying the additional $1.2 Billion in incremental lottery revenues that can be generated for Ohio education over the next 5 years by enabling Lottery Online. The study is attached to this release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Games, Inc.

	By:	/s/ Roger W. Ach II
Name: Roger W. Ach II
Title: Chief Executive Officer

Date: 4/13/04

Exhibit 99

FOR IMMEDIATE RELEASE

CONTACT: Sue Craner (513) 721-3900

Games, Inc.

425 Walnut Street, Suite 2300

Cincinnati, Ohio 45202

NEWS RELEASE

Games Inc. (NASDAQ BB:GMSI) today announced the Economics Center for Research and Economics at the University of Cincinnati, author of many well-regarded local and regional economic studies over the past 15 years, has published an independently researched study quantifying the additional $1.2 Billion in incremental lottery revenues that can generated for Ohio education over the next 5 years by enabling Lottery Online. The study is attached to this release.

The independent study was conducted by George Vredeveld, Director, and Jeff Rexhausen, Project Manager of the Economics Center for Research and Economics at the University of Cincinnati.  In discussing the results of the extensive study, Director George Vredeveld said, “A significant part of the increased Lottery sales in Ohio comes from monies that previously were spent in other states.  This ‘Recapturing’ of spending by Ohio residents will have a positive impact on the state’s economy.”

“Over the next five years, the projected increase in Ohio Lottery ticket sales will produce an estimated $376 million in additional funding for Ohio schools and students,” according to Jeff Rexhausen, Associate Director of Research and Project Manager for the study.  He noted that the Economics Center’s study incorporated analysis of research on consumer behavior on both lottery and Internet use in its assessment of potential economic benefits.  The independent university study was supported with a grant from Games Inc.

Tom Noe, Chairman of Ohio’s Board of Regents said, “This study will help to shape the agenda for credible and achievable goals for increased funding for education directly tied to economic growth in Ohio.” Noe also said, “In Ohio, we can buy our license plates Online and even file a lawsuit Online…..why not make Lottery Online more convenient and accessible to create more educational funding dollars for Community Colleges and Job Retraining?”

Roger Ach, CEO of Games Inc. said, “We were pleased to see the results of this independent study and we hope that it will provide a concrete platform for increased educational funding.” Ach added, “Similar technology is used millions of times each day by the 200 million Americans who use the Internet. Also, similar technology can assist the state lottery in preventing problem gambling by limiting lottery play to a maximum per week.” Games Inc. owns the Website www.Lottery.com and has created a secure software platform allowing state residents a convenient and secure 24/7 access to the state lottery system in a wide variety of states.

Games Inc. also owns and operates several other popular Websites including www.Games.com and www.Cards.com. Lottery.com is the largest publisher and aggregator of state and provincial Lottery information and has developed a secure and convenient software application to allow the individual customer purchase of state lottery tickets though the Internet. Several states continue to explore this additional method of distribution to enhance their educational funding programs. Cards.com is a leading publisher of Greeting Cards which features Comic Messenger and Create-a-Card.

About the University of Cincinnati’s

Economics Center for Research and Economics:

Contact: George Vredeveld, Director

   Jeff Rexhausen, Project Manager

                           (513) 556-2948

FOR FURTHER INFORMATION CONTACT:

Myles Cairns

Chief Financial Officer

Games, Inc.

myles@gamesinc.net

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Games) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Games. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, changes in federal or state tax laws and market competition factors.